Exhibit 99.1

Contact: Laurence P. Birch

Senior Vice President & Chief Financial Officer
847-229-2222

Aksys Reports Preliminary Fourth Quarter and Fiscal 2005 Results

Lincolnshire, IL – March 1, 2006 – Aksys®, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, today reported preliminary results for the fourth quarter and year ended December 31, 2005.

Fourth Quarter and Fiscal 2005 Highlights

•                  Revenues for the fourth quarter and full-year 2005 are expected to be $827,000 and $2,669,000, respectively. The Company’s  net loss for the fourth quarter and full-year 2005 is expected to be $6,735,000 or $0.22 per share and $33,504,000, or $1.12 per share.

•                  In line with previous guidance, 179 patients were being treated on PHD® Systems at year-end, which includes 16 net patients added in the fourth quarter.

•                  Aksys had 49 clinics utilizing the PHD System at year end.

“2005 proved to be a learning year for Aksys. We accomplished a number of key objectives, which included establishing market trials with several national dialysis center chains, working out the logistical issues of installing and servicing the PHD units and recruiting patients. We have learned a lot from our accomplishments and look forward to the opportunities and challenges that lie ahead in 2006,” commented Bill Dow, President and Chief Executive Officer of Aksys, Ltd.

Financial Results

For the fourth fiscal quarter of 2005, Aksys expects to report revenues of $827,000 compared to revenues of $654,000 for the fourth quarter of 2004.  The Company expects to report a net loss for the fourth quarter of 2005 of $6,735,000, or $0.22 per share, compared to a net loss of $7,881,000, or $0.26 per share, for the fourth quarter of 2004.  For the year ended December 31, 2005, Aksys expects to report revenues of $2,669,000, compared to revenues of $2,416,000 for the year ended December 31, 2004.  The Company expects to report a net loss for the full year of $33,504,000, or $1.12 per share, compared with a net loss of $27,683,000, or $0.93 per share, for the prior year.

Due to the increased number of patients using the PHD, we expect to see an increase in revenue for the quarter and year to date, largely driven by increased revenues for service and consumable supplies. While 58 more patients are using the PHD as of December 31, 2005 versus the same period last year, more units in 2005 have been rented rather than sold. Revenue from sales is recognized at the time of installation, while rental revenue is recognized over the life of the rental agreement. As a result, we expect our product revenues for the year ended December 31, 2005 to increase only slightly compared to 2004.

Cost of sales are expected to be $2,504,000 for the fourth quarter of 2005, a decrease of $828,000 over the fourth quarter 2004.  For the year ended December 31, 2005, cost of sales are expected to be $14,231,000, an increase of $3,568,000 compared to the prior year’s cost of sales of $10,663,000.  Cost of sales are expected to decrease in the fourth quarter because during quarter ended December 31, 2004 we had recorded a warranty reserve and no comparable expense was recorded in the fourth quarter of 2005.  The increase in cost of sales for the year to date was driven in part by an increase in the number of patients, which requires additional service and consumable supplies, and also by impairment, warranty and obsolescence charges during the first half of the year. The increase in patients for the year ended December 31, 2005 compared to the year ended December 31, 2004 resulted in an expected $533,000 increase in the cost of sales from consumable supplies and an expected $442,000 increase in service costs. Depreciation expense for the year ended December 31, 2005 increased by an expected $416,000 from the year ended December 31, 2004 due to additional machines in the rental pool .

Operating expenses for the fourth quarter 2005 are expected to be $4,588,000, a decrease of $508,000 over the fourth quarter of 2004.  In the fourth quarter of 2005 we recorded a restructuring charge of $162,000 related to our recent reduction in force. Payments of $125,000 were made in the fourth quarter with respect to this charge.  For the year ended December 31, 2005, operating expenses are expected to be $20,811,000, an increase of $1,946,000 compared to the prior year’s expenses of $18,865,000.  The increase for the year can be attributed primarily to product enhancement and development activities.

“During the fourth quarter, we implemented a number of initiatives in an effort to execute a more focused strategy that we believe will allow Aksys to operate more efficiently and cost effectively. As a result of these changes, we have reduced monthly spending by 25% and will continue to evaluate opportunities for further reductions going forward,” said Larry Birch, Senior Vice President and Chief Financial Officer of Aksys, Ltd. “We ended the year with $535,000 in cash and an investment receivable of $7.2 million, for which cash was received on January 3, 2006, and have sufficient cash resources to support Aksys’ efforts into May of 2006. We are pursuing a number of opportunities for short-term financing, which would provide immediate equity or debt capital.”

The preliminary results reported in this release may be subject to change in connection with the completion of the Company’s audited financial statements.

Outlook

Mr. Dow continued, “We will increasingly focus our service, sales and marketing resources on our target markets, and will continue to focus on the development of a lower cost, higher performance Personal Hemodialysis System in conjunction with Dean Kamen’s firm DEKA Research & Development. As we proceed into the year, we look forward to continuing to see progress in our target markets, while providing patients with the gold standard in hemodialysis treatments. We have carefully analyzed the financial impact of our market initiatives and are positioning ourselves to improve performance in each of our areas of geographic focus.”

Conference Call

The Company plans to discuss these results and further details of its fourth quarter and fiscal 2005 during a conference call on Wednesday, March 1, 2006, at 11:00 a.m. Eastern Time. The call can be accessed via the Internet through www.aksys.com. A replay will be available from 2:00 p.m. Eastern Time, Wednesday, March 1, through 6:00 p.m. Eastern Time, Friday, March 31, by dialing 703-925-2533, code 852465 or by logging onto the Internet at www.aksys.com or www.streetevents.com.

About the Company

Aksys, Ltd. produces hemodialysis products, providing services for patients suffering from kidney failure. The Company’s lead product, the PHD® System, is a currently available, advanced technology hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care.  Aksys was the 2005 recipient of the Frost & Sullivan Medical Device Medical Devices Award. In selecting Aksys for the award, Frost & Sullivan named the Aksys Personal PHD System the “Enabling Technology of the Year.”  Further information is available on Aksys’ website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results could differ materially from the results identified or implied in any forward-looking statement. These statements are based on our views as of the date they are made with respect to future results or events. Factors that could cause such a difference include, but are not limited to, the following: (i) our ability to obtain sufficient capital on acceptable terms to run our business; (ii) risks and uncertainties relating to the Company’s ability to satisfy the continued listing requirements of the NASDAQ Capital Market; (iii) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (iv) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the Company to be profitable; (v) risks related to quality control issues and consistency of service applicable to the PHD System; (vi) market, regulatory reimbursement and competitive conditions; (vii) risks related to the failure to meet additional development and manufacturing milestones for the current or next-generation PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (viii) risks inherent in relying on third parties to manufacture the current PHD System or develop the next-generation PHD System; (ix) changes in QSR requirements; and (x) risks related to the disposition of our common stock by Durus Life Sciences Master Fund Ltd. and its affiliates. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

-financial table to follow-

AKSYS, LTD. AND SUBSIDIARY

CONDENSED STATEMENTS OF OPERATIONS

	Quarter ended December 31,		Twelve months ended December 31,
	(unaudited)		(unaudited)
	2005	2004	2005	2004

Total revenue	827,000	654,000	2,669,000	2,416,000

Total cost of sales	2,504,000	3,332,000	14,231,000	10,663,000

Operating expenses:
Research and development	1,573,000	1,758,000	8,069,000	6,684,000
Sales and marketing	984,000	1,269,000	4,532,000	4,792,000
General and administrative	1,869,000	2,069,000	8,048,000	7,389,000
Restructuring charges	162,000	—	162,000

Total operating expenses	4,588,000	5,096,000	20,811,000	18,865,000

Operating loss	(6,265,000)	(7,774,000)	(32,373,000)	(27,112,000)

Other income and expense:
Realized loss on available-for-sale security	(222,000)	—	(335,000)	—
Interest income	123,000	252,000	746,000	664,000
Interest expense	(371,000)	(359,000)	(1,524,000)	(1,130,000)
Total other income and expense	(470,000)	(107,000)	(1,113,000)	(466,000)

Income tax expense	—	—	(18,000)	(106,000)
Net loss	$(6,735,000)	$(7,881,000)	$(33,504,000)	$(27,684,000)

Net loss per share, basic and diluted	$(0.22)	$(0.26)	$(1.12)	$(0.93)

Weighted average shares outstanding	29,972,469	29,858,487	29,932,705	29,825,659

SELECTED BALANCE SHEET DATA

	December 31, 2005	December 31, 2004
	(unaudited)

Cash and short-term investments	$535,000	$31,117,000
Working capital	6,725,000	32,611,000
Long-term investments	750,000	8,168,000
Total assets	19,850,000	52,945,000
Total liabilities	22,461,000	21,938,000
Stockholders’ equity	(2,611,000)	31,007,000